Exhibit 2.2



                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1, dated as of July 7, 2006 (this "Amendment"), among ANADARKO PETROLEUM CORPORATION, a Delaware corporation ("Parent"), APC MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and WESTERN GAS RESOURCES, INC., a Delaware corporation (the "Company").

                                 INTRODUCTION
                                 ------------

     WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of June 22, 2006 (the "Agreement"); and

     WHEREAS, pursuant to Section 7.4 of the Agreement, the parties to this Amendment desire to amend the Agreement as provided in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Amendment and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

     SECTION 1. Amendments to the Agreement. The following amendments are hereby made to the Agreement:

     (a) The first sentence of Section 5.1(a) of the Agreement is hereby amended and replaced in its entirety with the following:

         "As soon as practicable following the date of this Agreement, the Company shall prepare and use its reasonable best efforts to, by July 7, 2006, in any event by July 10, 2006, file with the SEC the Proxy Statement."

     (b) Section 5.1(c) is amended and replaced in its entirety with the following:

         "(c) Notwithstanding anything contained in this Section 5.1 to the contrary, the Company agrees that its obligations pursuant to this
         Section 5.1 shall not be affected by the commencement, public proposal or communication to the Company of any Takeover Proposal. Notwithstanding the receipt by the Company of a Superior Proposal, unless Parent terminates this Agreement under Section 7.1(f), then prior to the termination of this Agreement taking effect under Section 7.1(f), the Company shall be obligated to comply with Section 5.1(b) and the other terms of this Agreement, including by holding the Company Stockholders Meeting, except that the Company shall not be required to hold the Company Stockholders Meeting if the Company has terminated this Agreement under Section 7.1(g) and paid to Parent the Termination Fee in immediately available funds contemplated by Section 7.3(a). If
         (x) a Takeover Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) the Company's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or the Company's Board of Directors recommends to the Company's stockholders any Takeover Proposal or resolves to do so, and (z) the Required Company Stockholder Vote is not secured at such meeting, then at such time this Agreement shall be deemed to be terminated by the Company under Section 7.1(f) and the Company shall pay to Parent the amount contemplated by Section 7.3(f)."

     (c) The "]" in Section 5.3(a)(iii) is hereby removed.

     (d) Section 7.1(d) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(d) by either the Company or Parent, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained in circumstances other than where (i) a Non-Takeover-Related Change of Recommendation has occurred or (ii) the circumstances contemplated by Sections 7.1(f)(i)-(iii) and (iv)(B) exist"

     (e) 7.1(f)(iv) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(iv) (A) in the case of termination by Parent at any time before the Company Stockholders' Meeting, the Company promptly, but in no event later than one Business Day after such termination, pays to Parent in immediately available funds the Termination Fee pursuant to Section 7.3(a) or (B) in the case of termination by Parent or the Company following the Company Stockholders' Meeting at which the Required Company Stockholder Vote is not obtained and subject to Section 5.1, the Company concurrently with such termination (or, in the case of termination by Parent, promptly, but in no event later than one Business Day after such termination) pays to Parent in immediately available funds $50.0 million, as required pursuant to Section 7.3(f)(1) or (2) (as the case may be);"

     (f) Section 7.1(g)(iv) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(iv) the Company concurrently with such termination (or, in the case of termination by Parent, promptly, but in no event later than one Business Day after such termination) pays to Parent in immediately available funds the Termination Fee pursuant to Section 7.3(a);"

     (g) Section 7.3(a) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(a) If this Agreement is terminated pursuant to Section 7.1(e)(i),
         Section 7.1(e)(ii), Section 7.1(e)(iii) or, following the failure of the Board of Directors of the Company to Recommend Against a Takeover Proposal, Section 7.1(d), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent a fee in immediately available funds of $154.0 million (the "Termination Fee"). If this Agreement is terminated pursuant to Section 7.1(g), the Company shall pay such Termination Fee concurrently with such termination. If this Agreement is terminated by Parent pursuant to
         Section 7.1(f) where the circumstances contemplated by Section 7.1(f)(iv)(A) exist, the Company shall promptly, but in no event later than one Business Day after such termination, pay Parent the Termination Fee."

     (h) Section 7.3(b)(C) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(b) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, the Company shall promptly after the consummation of such transaction, but in no event later than one Business Day after such consummation, pay Parent the Termination Fee"

     (i) Section 7.3(c) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(c) If (A) a Bona Fide Takeover Proposal (assuming for purposes of this Section 7.3(c) that the references to 10% in the definition of Takeover Proposal are 50%) in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote and the Company's Board of Directors shall have made or shall have deemed to have made a Recommendation Against a Takeover Proposal, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(d) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(c) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, the Company shall promptly after the consummation of such transaction, but in no event later than one Business Day after such consummation, pay Parent the Termination Fee."

     (j) Section 7.3(d)(B) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(B) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(d) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, then the Company shall promptly after the consummation of such transaction, but in no event later than one Business Day after such consummation, pay Parent the Termination Fee."

     (k) Section 7.3(f) of the Agreement shall hereby become Section 7.3(g) of the Agreement and the following shall hereby be added as Section 7.3(f) of the
Agreement:

         "(f) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(f) where the circumstances contemplated by
         Section 7.1(f)(iv)(B) exist and (B) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal (assuming for purposes of this Section 7.3(f) that the references to 10% in the definition of Takeover Proposal are 50%) that is subsequently consummated, the Company shall promptly after the consummation of such transaction, but in no event later than one Business Day after such consummation, pay Parent a fee in immediately available funds of $104.0 million; provided that when

         (1) Parent terminates this Agreement pursuant to Section 7.1(f), the Company shall promptly, but in no event later than one Business Day after such termination pay Parent a fee in immediately available funds of $50.0 million in addition (if it should become payable thereafter) to the fee of $104.0 million contemplated above, and

         (2) the Company terminates this Agreement pursuant to Section 7.1(f), the Company shall concurrently with such termination, pay Parent a fee in immediately available funds of $50.0 million in addition (if it should become payable thereafter) to the fee of $104.0 million contemplated above."

     (l) Section 7.3(g) of the Agreement (numbered as such as a result of the amendments under Section 1(k) of this Amendment) is hereby amended and replaced in its entirety with the following:

         "Notwithstanding anything to the contrary contained herein, receipt by Parent of a Termination Fee under Section 7.3 (or the $50.0 million fee and, if applicable, the $104.0 million fee, in the case of Section 7.3(f)) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement."

     SECTION 2. Miscellaneous.

     (a) Status of Agreement. Except as expressly set forth in this Amendment, this Amendment shall not limit constitute a waiver of the rights, remedies, duties and obligations of the parties to the Agreement, nor modify or amend any of the terms, conditions, covenants or agreements contained in the Agreement, all of which are ratified and confirmed in all respects and shall continue in full force and effect. References to the Agreement in the Agreement shall mean and refer to the Agreement as amended by this Amendment in accordance with Section 7.4 of the Agreement.

     (b) Execution of Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Agreement to be executed as of the date first written above.



                                 ANADARKO PETROLEUM CORPORATION

                                 By: /s/ James T. Hackett
                                    ------------------------
                                 Name:  James T. Hackett
                                 Title: Chairman of the Board, President and
                                        Chief Executive Officer


                                 WESTERN GAS RESOURCES, INC.

                                 By: /s/ Peter A. Dea
                                     -----------------
                                 Name:  Peter A. Dea
                                 Title: Chief Executive Officer and President


                                 APC MERGER SUB, INC.

                                 By: /s/ James T. Hackett
                                     ----------------------
                                 Name:  James T. Hackett
                                 Title: Chairman of the Board, President and
                                        Chief Executive Officer